Exhibit 10.1

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 24b-2.

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (“Agreement”) is made on March 9, 2009 (“Effective Date”) by and between BIOKOOL LLC, an Arizona limited liability company (“BioKool”), and BARE ESCENTUALS BEAUTY, INC., a California corporation (“Bare Escentuals”).

RECITALS

WHEREAS, BioKool and Bare Escentuals are currently parties to a License and Supply Agreement, dated September 12, 2005, as amended (“Original Agreement”), pursuant to which BioKool has granted to Bare Escentuals both an exclusive license to BioKools’ proprietary mineral technology and an exclusive right to purchase certain ingredients based on such technology;

WHEREAS, the parties desire to replace the Original Agreement with this Agreement, pursuant to which BioKool will grant to Bare Escentuals both a limited exclusive license to BioKools’ proprietary mineral teachnology and a limited exclusive right to purchase certain ingredients based on such technology; and

WHEREAS, BioKool will manufacture for, and supply to, Bare Escentuals the BioKool proprietary ingredients;

In consideration of the covenants and obligations hereinafter set forth, and the mutual benefits to be derived hereunder, the parties agree as follows:

1. DEFINITIONS. Capitalized terms used in this Agreement have the meaning given in this Section 1 or in the section where such term is first defined.

1.1 “BioKool Mineral Technology” means the BioKool proprietary mineral technology, as further described in Exhibit A, the Licensed Patents, and all Improvements.

1.2 “Field of Use” means the field of ***.

1.3 “Gross Revenue” means the total amount of payments actually received by Bare Escentuals from third party customers as a result of the sale of Royalty-Bearing Licensed Products to such third parties.

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1.4 “Improvement” means any improvement, modification, upgrade, variation, or enhancement of any BioKool Mineral Technology.

1.5 “Licensed Ingredients” means any substance coming within the scope of any claim of the Licensed Patents and/or any substance that is proprietary to BioKool and manufactured pursuant to the BioKool Mineral Technology.

1.6 “Licensed Method” means any method or process that, if used or performed by Bare Escentuals without the license granted in Section 2.1, would infringe one or more claims of a Licensed Patent.

1.7 “Licensed Patents” means (a) those United States patents and patent applications owned by BioKool or in which BioKool has a licensable interest, including the patent application described in Exhibit A; (b) any and all patents issuing or claiming priority from any of such patents, including continuations, continuations-in-part, divisionals, reexaminations, and reissues thereof; and (c) foreign counterparts of the patents described in clauses (a) and (b).

1.8 “Licensed Products” means a product that is made into finished goods for commercial sale to consumers and that if made, used, imported, or sold by Bare Escentuals without the license granted in Section 2.1 would infringe one or more claims of a Licensed Patent.

1.9 “Net Revenue” means Gross Revenue less any (a) testers, co-op advertising, rebates or trade, cash or quantity discounts offered by Bare Escentuals; (b) taxes on sales (such as sales or use taxes) to the extent added to the sales price; (c) value added taxes when included as part of the sales price and not refunded to the third-party customer; (d) freight, insurance, and other transportation charges; and (e) amounts repaid or credited by reason of rejection, defects, or returns or because of retroactive price reductions.

1.10 “Royalty Bearing Licensed Product” means a Licensed Product that contains the Licensed Ingredients.

1.11 “Specifications” means the quality and chemical specifications for the Licensed Ingredients, as set out in Exhibit A.

2. GRANT OF LICENSE

2.1 Licensed Patents. Subject to the terms and conditions of this Agreement, BioKool grants to Bare Escentuals a worldwide, nonexclusive (except as set forth in Section 2.2), right and license, under all intellectual property rights in the BioKool Mineral Technology to (a) use, develop, make, have made, sell, offer to sell, and import Licensed Ingredients and Licensed Products, (b) use and perform any Licensed Method, and (c) use, reproduce, perform, and practice the BioKool Mineral Technology.

2.2 Exclusivity. For a period of *** years from the Effective Date (“Exclusivity Period”), (a) the license granted in Section 2.1 shall be exclusive (even as to BioKool) in the Field of Use and (b) BioKool shall not sell the Licensed Ingredients to any third party for use or distribution in the Field of Use.

(a) Extension of Exclusivity. The Exclusivity Period shall automatically be extended for the duration of the then-remaining term of this Agreement upon the first to occur of the following: (i) the date on which annual aggregate gross revenues earned by Bare Escentuals as a result of the sale of Licensed Products in the Field of Use are greater than or equal to *** or (ii) the date on which Bare Escentuals elects to extend the Exclusivity Period by paying to BioKool a one-time payment of ***.

2.3 Duration of License. The license granted in Sections 2.1(a) and 2.1(b) shall remain in effect until all Licensed Patents have expired, been abandoned, or been ruled invalid or unenforceable in a final non-appealable decision by a court of competent jurisdiction.

2.4 Price of Licensed Products. This Agreement does not set or otherwise regulate or control the sales price of the Licensed Products, and Bare Escentuals shall establish such prices in its sole discretion.

2.5 Delivery. Within fifteen (15) days after the Effective Date, and thereafter promptly after any request from Bare Escentuals, BioKool shall deliver to Bare Escentuals all documentation for, and other tangible embodiments of, the BioKool Mineral Technology. In addition, BioKool shall provide to Bare Escentuals reasonable training to enable Bare Escentuals to use the BioKool Mineral Technology in accordance with this Agreement.

2.6 Ownership. Except for the rights granted in this Agreement, BioKool reserves and owns all right, title, and interest in and to the BioKool Mineral Technology.

3. SALE OF LICENSED INGREDIENTS

3.1 Purchase Orders. Bare Escentuals or its authorized manufacturing contractor may issue to BioKool, by mail, email, or facsimile transmission, written orders for Licensed Ingredients (each, a “Purchase Order”) from time to time. Each Purchase Order will specify (a) the type and quantity of Licensed Ingredient ordered; (b) the unit price of each Licensed Ingredient purchased as per pricing schedule on Exhibit A, and the total purchase price; (c) the required delivery dates; (d) the billing and ship-to addresses for the order; and (e) any special instructions requested by Bare Escentuals. BioKool shall accept each Purchase Order submitted in accordance with this Agreement if the requested delivery date for each such Purchase Order is submitted within the Lead Time. Unless otherwise agreed by the parties in writing, the “Lead Time” for the Licensed Ingredients is and shall be thirty (30) days. BioKool shall notify Bare Escentuals of the acceptance or rejection (including the reasons for rejection) of each Purchase Order within two (2) business days after receipt of the Purchase Order. If within such time period BioKool does not provide notice of acceptance or rejection to Bare Escentuals, then the Purchase Order shall be deemed accepted.

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3.2 Modification of Purchase Orders. Bare Escentuals shall have the right at any time, in its sole discretion and without penalty or liability, to modify or cancel any Purchase Order, including by increasing or decreasing the volume of Licensed Ingredients or changing the shipping date or ship-to address, by providing written notice to BioKool at least thirty (30) days prior to BioKool’s scheduled shipment date for the applicable Licensed Ingredients, as such date has been notified to Bare Escentuals by BioKool (“Scheduled Shipment Date”). If BioKool has not notified Bare Escentuals of the Scheduled Shipment Date for a given Purchase Order within two (2) days after BioKool’s receipt of such Purchase Order, Bare Escentuals shall have the right to modify or cancel such Purchase Order at any time upon notice to BioKool.

3.3 Delivery. BioKool will deliver Licensed Ingredients on the dates and in the quantities specified in each accepted Purchase Order. In the event of any delays to the scheduled delivery date, and without limiting Bare Escentuals’ other rights and remedies hereunder, BioKool will notify Bare Escentuals of such delay and work diligently to remedy such delay immediately. In the event of any delay in delivery of more than *** weeks, in addition to any other rights or remedies otherwise available, Bare Escentuals shall have the right to take any of the following actions: (a) cancel or reschedule the affected order in Bare Escentuals’ sole discretion without further liability under this Agreement; or (b) enforce the Purchase Order subject to revised pricing terms that are discounted by *** per each day that BioKool fails to make delivery, up to a maximum of *** of the total price for the items not shipped on-time. All shipments will be made DDP (Incoterms 2000) the shipping point designated by Bare Escentuals in the applicable purchase order, and title and risk of loss to the Licensed Ingredients shall pass to Bare Escentuals upon delivery to such shipping point. For the avoidance of doubt, no royalty shall be payable by Bare Escentuals as a result of the sale of Licensed Ingredients to Bare Escentuals by BioKool.

3.4 Acceptance. All Licensed Ingredients purchased and shipped hereunder are subject to acceptance by Bare Escentuals at the ship-to address designated in the Purchase Order. Bare Escentuals shall have thirty (30) days after delivery of any Licensed Ingredients to inspect and accept or reject such Licensed Ingredients (the “Acceptance Period”). Any Licensed Ingredients that are not rejected during the Acceptance Period are deemed accepted by Bare Escentuals. Acceptance of any Licensed Ingredients shall not preclude any subsequent claim with respect to such Licensed Ingredient under Section 7. If during the Acceptance Period, Bare Escentuals identifies any Licensed Ingredient that does not conform to the Specifications (“Nonconforming Product”), Bare Escentuals shall have the right, at its sole option, to (a) reject such Nonconforming Product, (b) require replacement of the Nonconforming Product, (c) accept the Nonconforming Product with an adjustment in price, or (d) return such Nonconforming Product for credit or refund. Any rejected Licensed Ingredients must be replaced by BioKool, at its expense, within seven (7) business days after the request of Bare Escentuals. Upon delivery of replacement Licensed Ingredients, Bare Escentuals shall accept or reject such replacement in accordance with this Section 3.4.

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4. FEES AND CONSIDERATION

4.1 Commencement Payments: Subject to the terms and conditions of this Agreement, Licensee shall pay BioKool *** within two (2) days of the Effective Date, *** within one hundred eighty (180) days of the Effective Date and *** within three hundred sixty-five (365) days of the Effective Date.

4.2 Royalty. As long as the license granted to Bare Escentuals in Section 2.1 is in effect, Bare Escentuals shall pay to BioKool a royalty on the annual aggregate, cumulative Net Revenue received by Bare Escentuals from the sale of Royalty-Bearing Licensed Products, at the royalty rates set out in Exhibit B. Payment of the royalties owed by Bare Escentuals will be due along with the report required in Section 4.2. Bare Escentuals shall be entitled to offset the amount of any royalty due hereunder with any amount that is payable by BioKool to Bare Escentuals under Section 6.3.

4.3 Bare Escentuals Reports. Within thirty (30) days after the last day of each calendar quarter during the term of the license granted in Section 2.1, Bare Escentuals will provide BioKool with a written report setting forth a calculation of the royalties accrued from the sale of Royalty-Bearing Licensed Products during such quarter. Each royalty report shall be deemed the Confidential Information of Bare Escentuals.

4.4 Taxes. BioKool will be responsible for and will indemnify and hold Bare Escentuals harmless from payment of any taxes, fees, duties, and other governmental charges, and any related penalties and interest, in each case arising from the payment of any amounts owed to BioKool under this Agreement.

4.5 Audit by BioKool. For a period of two (2) years from the date of sale of given Royalty-Bearing Licensed Products (“Audit Period”), Bare Escentuals shall keep accurate records as necessary to determine the royalty payable to BioKool under this Section 4 for such products (“Records”). During the Audit Period, upon at least thirty (30) days prior written notice, Bare Escentuals shall permit BioKool, or its designated representative who is bound by confidentiality obligations no less protective of Bare Escentuals than those set forth in this Agreement, to inspect and review the Records, at BioKool’s expense, during Bare Escentuals’ normal business hours. All such inspection and review shall occur at Bare Escentuals’ offices and shall not unreasonably interfere with Bare Escentuals’ regular business operations. BioKool shall only have the right to inspect and review Records dating back two (2) years from the end of the year for which review is requested. If such inspection reveals that Bare Escentuals’ payments were less than the amount which should have been paid, then Bare Escentuals shall pay to BioKool any sums shown to be due. If the underpayment was in excess of ten percent (10%) of the total sums accrued and due during the period for which such inspection and audit was made, Bare Escentuals shall also pay to BioKool the reasonable costs of such audit and inspection upon receipt of an appropriate invoice justifying the costs.

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5. CONFIDENTIALITY

5.1 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means, subject to Section 5.2, all non-public or proprietary information disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in the course of activity pursuant to this Agreement, including such information disclosed in contemplation of this Agreement prior to the Effective Date, whether disclosed in oral, written, graphic, machine recognizable model or sample form, or any derivation thereof, except as otherwise provided in Section 5.4. Confidential Information may include data, know-how, algorithms, computer programs, data bases, processes, improvements, designs, devices, systems, test results, sketches, photographs, plans, drawings, product concepts, specifications, reports, laboratory notebooks, business and financial plans, strategies, budgets, vendor, customer and distributor names, pricing information, production or manufacturing information, product sales information or forecasts, inventions and ideas.

5.2 Identification of Confidential Information. All information as described in Section 5.1 will be deemed “Confidential Information” only if: (a) in the case of a written disclosure, there is affixed to the document an appropriate legend, such as “Proprietary” or “Confidential” or (b) in the case of an oral or visual disclosure, the Disclosing Party makes a contemporaneous oral statement or delivers to the Receiving Party a written statement within thirty (30) days to the effect that such disclosure is confidential or the like.

5.3 Protection of Confidential Information. The Receiving Party will only use the Confidential Information of the Disclosing Party as necessary to perform obligations pursuant to this Agreement and for no other purpose, and will disclose such Confidential Information only to the employees and agents of the Receiving Party (a) who have a need to know such Confidential Information for purposes of this Agreement and (b) who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. The Receiving Party will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. The Receiving Party shall inform each such employee and consultant of its confidentiality obligations under this Agreement, and will be liable for any breach of confidentiality by any such employee or consultant.

5.4 Exceptions. The Receiving Party’s obligations under Section 5.3 with respect to any Confidential Information will terminate if such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party, without any duty of confidentiality to the Disclosing Party; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information. In addition, the Receiving Party will be allowed to use or disclose the Confidential Information to the extent that such use or disclosure is (w) approved in writing by the Disclosing Party, (x) necessary for the Receiving Party to enforce its rights under this Agreement; (y) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure; or (z) necessary to exercise any licenses granted to the Receiving Party under this Agreement.

5.5 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first, unless the Receiving Party has a continuing right to use such Confidential Information.

6. TERM AND TERMINATION

6.1 Term. Subject to the earlier termination rights of the parties set forth herein, the term of this Agreement will commence on the Effective Date and continue until the ten (10) year anniversary of the Effective Date (“Initial Term”), and upon the mutual agreement of the parties, shall thereafter renew for periods of one (1) year each (each, a “Renewal Term”). With respect to any Renewal Term, either Party shall have the right to terminate this Agreement upon no less than one hundred twenty (120) days’ prior written notice, which may be given at any time during the Term but shall not be effective until the last day of the then-current Renewal Term, as applicable.]

6.2 Termination. If either party commits any default or breach with respect to any of the provisions of this Agreement, the non-breaching party shall notify the breaching party in writing and if the non-breaching party fails to cure such default within sixty (60) days after receipt of written notice of same, the non-breaching party may terminate this Agreement immediately upon providing written notice to the other party. In addition, Bare Escentuals shall have the right to terminate this Agreement immediately upon written notice to BioKool if BioKool breaches any representation or warranty in Section 7.

6.3 Effect of Termination. Upon termination of this Agreement, (a) all rights and licenses granted herein shall terminate except that Bare Escentuals shall have the right to sell, offer to sell, and distribute any Licensed Products held in inventory as of the effective date of termination and (b) promptly after Bare Escentuals’ request, BioKool shall repurchase Bare Escentuals’ inventory of Licensed Ingredients. BioKool shall purchase the Licensed Ingredients at Bare Escentuals’ cost for such materials.

6.4 Survival. The following provision will survive expiration or termination of this Agreement, together with any other provisions necessary for their construction and enforcement: Sections 4, 5, 8, 9, and 10 shall survive any termination or expiration of this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1 Performance Warranty. BioKool represents and warrants that all Licensed Ingredients delivered hereunder shall conform to the Specifications. BioKool shall, at its own expense and risk, replace each Licensed Ingredient that does not conform to the foregoing warranty within seven (7) days after receipt of such nonconforming Licensed Ingredient. BioKool shall pay the costs of all shipping and insurance of the nonconforming items and replacement items (including, upon repair or replacement, return of the same or replacement item to the original location) and assume the risk of loss during shipping.

7.2 Title Warranty. BioKool represents and warrants that it has all necessary right, title and authority to enter this Agreement and to grant the licenses granted under this Agreement and to supply all Licensed Ingredients.

8. INDEMNIFICATION

8.1 Indemnification by BioKool. BioKool will indemnify and hold Bare Escentuals and its directors, officers, employees, agents, and customers (“Bare Escentuals Indemnitees”) harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from a claim, suit, action, or proceeding (each, a “Claim”) brought against any of the Bare Escentuals Indemnitees by a third party and that is based on an allegation that any Licensed Ingredient or any BioKool Mineral Technology, or the use of any of the foregoing, infringes or misappropriates any copyright, trademark, trade secret, patent or other intellectual property right of a third party. At Bare Escentuals’ request, BioKool will defend each Claim, at its sole cost and expense. Bare Escentuals (a) will use reasonable efforts to notify BioKool promptly of any claim for which Bare Escentuals believes it is entitled to indemnification under this Section 8.1, (b) give BioKool sole control of the defense and all related settlement negotiations (subject to written approval of Bare Escentuals, not to be unreasonably withheld, for any settlements that do not unconditionally release Bare Escentuals or that materially affect the terms of this Agreement). Bare Escentuals will have the right to participate in the defense of any Claim subject to indemnification hereunder, with Bare Escentuals’ own counsel and at its own expense.

8.2 Indemnification by Bare Escentuals. Except for any Claim for which BioKool is obligated to indemnify Bare Escentuals under Section 8.1, Bare Escentuals shall indemnify, defend and hold BioKool harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from any Claim brought against BioKool by a third party and that is based upon (a) an allegation that the Licensed Products infringe upon any patent, trademark, copyright or other intellectual property right, or misappropriate any trade secret, of any third party or (b) misrepresentations regarding the efficacy of the Licensed Products; provided that BioKool (i) promptly notifies Bare Escentuals in writing of a Claim for which it is entitled to indemnification hereunder; (ii) gives Bare Escentuals sole control of the defense and all related settlement negotiations; and (iii) provides Bare Escentuals, at its expense, with the assistance, information and authority reasonably necessary to perform its obligations pursuant to this Section 8.2. BioKool also may participate in the defense of a claim at its option and its own expense.

9. LIMITATION ON LIABILITY

9.1 Exclusion of Certain Damages. EXCEPT FOR ANY BREACH OF EITHER SECTION 2 OR SECTION 5 AND EXCEPT FOR ANY OBLIGATIONS ARISING UNDER SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND REGARDLESS OF

WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 Limitation on Damages. EXCEPT FOR ANY BREACH OF EITHER SECTION 2 OR SECTION 5 AND EXCEPT FOR ANY OBLIGATIONS ARISING UNDER SECTION 8, EACH PARTY’S TOTAL CUMULATIVE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNTS ACTUALLY PAID TO BIOKOOL BY BARE ESCENTUALS PURSUANT TO THIS AGREEMENT.

10. MISCELLANEOUS

10.1 Termination of Original Agreement. BioKool and Bare Escentuals hereby acknowledge and agree that as of the Effective Date, the Original Agreement is terminated and is of no further force and effect (except for the obligations of the parties under Section 12 of the Original Agreement). In the event of any conflict, ambiguity, or inconsistency between the terms of the Original Agreement and the terms of this Agreement that apply to any rights, obligations, matters, events, acts, or omissions pursuant to the Original Agreement, the terms of this Agreement shall prevail. The Original Agreement is being terminated by mutual agreement of the parties, and therefore neither party will have any liability as a result of such termination.

10.2 Patent Enforcement. During the Exclusivity Period, BioKool will promptly notify Bare Escentuals if BioKool becomes aware of any known or suspected infringement of any Licensed Patent within the Field of Use. Such notice will include the identity of the party or parties known or suspected to have infringed the Licensed Patent and any available information that is relevant to such infringement. During the Exclusivity Period, Bare Escentuals will have sole control over enforcement and defense of the Licensed Patents against third-party infringers within the Field of Use. If Bare Escentuals asserts or files any claim (including counterclaims), suit, or action against any such third-party infringer, BioKool will cooperate with Bare Escentuals, at Bare Escentuals’ request, in enforcing or defending such claim, including joining Bare Escentuals as a party to such suit or action. Bare Escentuals will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by BioKool in connection with any claim. Bare Escentuals will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any claim. Nothing in this section will obligate Bare Escentuals to enforce or defend any Licensed Patent.

10.3 Construction. The headings of sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, “including” means “including but not limited to” and “discretion” means “sole discretion,” and the word “will” and “shall” are used interchangeably and both mean that the specified action or forbearance is mandatory.

10.4 Assignment. Neither party may, in whole or in part, by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party’s written consent. Any attempted assignment, transfer, or delegation without such prior written consent will be null and void and of no effect. This Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

10.5 Independent Contractor. The parties are independent contractors under this Agreement and no other relationship is intended, including any relationship of partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor.

10.6 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing to the addresses set out below (as such address may be updated by the applicable party in accordance with the provisions of this notice provision) and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified). Notices will be deemed effective (a) seven (7) days after deposit, postage prepaid, if mailed, (b) two (2) days after deposited with an express courier if sent by overnight mail, or (c) the same day if sent by facsimile and receipt is confirmed.

If to BioKool:

BioKool LLC

4050 S. Sarival Rd.

Goodyear, Arizona 85338

Attn: Gary Stepenoff – COO

Fax: (623)-932-3533

If to Bare Escentuals:

Bare Escentuals, Inc.

71 Stevenson Street

San Francisco, CA 94105

Attn: General Counsel

Fax: (415) 520-9795

10.7 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

10.8 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

10.9 Force Majeure. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party (and not due to the negligence, intentional conduct, or misconduct of such party), including acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war or terrorism, governmental regulations, communication or utility failures, or casualties. In the event BioKool fails to deliver Licensed Ingredients due to such causes for a period of ninety (90) days or more, Bare Escentuals may either: (a) terminate this Agreement or any part hereof as to any Licensed Ingredients not shipped or (b) suspend this Agreement in whole or in part for the duration of the delaying cause. BioKool shall resume performance under this Agreement immediately after the delaying cause ceases and, at Bare Escentuals’ option, extend the then current term for a period equivalent to the length of time the excused delay endured.

10.10 Controlling Law and Jurisdiction. This Agreement will be subject to and governed by the laws of the State of California, United States of America without regard to any conflicts of laws principles that would require the application of the laws of a different state. The parties hereby consent to the personal jurisdiction of and exclusive venue in the federal and state courts located in San Francisco, California. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.11 Order of Precedence. The transaction between the parties under this Agreement shall be subject only to the terms and conditions of this Agreement. Any preprinted terms and conditions of either party in any purchase order, invoice, or order acknowledgement released pursuant to this Agreement shall not be operative or applicable to the transactions under this Agreement.

10.12 Counterparts. This Agreement may be executed in two counterparts, each of which is deemed an original and all of which together are considered one and the same agreement. A facsimile copy of this Agreement sent by any party to any other party also is deemed an original, and has the same effect as if the original hereof were actually received by the party receiving such facsimile copy.

10.13 Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference and each Purchase Order issued hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. No modification hereof shall be valid unless in writing and duly signed by a party authorized by each party hereto.

In witness whereof, the parties have hereby executed this Agreement as of the Effective Date.

DATED: March 9, 2009	BIOKOOL LLC

	By:	/s/ Roger Blotsky
	Name:	Roger Blotsky
	Title:	Founder and CEO

DATED: March 9, 2009	BARE ESCENTUALS BEAUTY, INC.

	By:	/s/ Myles McCormick
	Name:	Myles McCormick
	Title:	COO

Exhibit A

BioKool Mineral Technology

US Patent Application 20050118279 Titled: Mineral Nutritional, Cosmetic, Pharmaceutical, and Agricultural Compositions and Methods for Producing the Same – By Inventor – Blotsky, et al.

BIOKOOL MINERAL TECHNOLOGY DESCRIPTION

A method for preparing a mineral composition that has a low pH and that produces unexpectedly minimal irritation when contacted with the dermis in a liquid or solid form, said method comprising the steps of

(a) selecting a clay soil having

(i)	a selected minimal concentration of cadmium, lead, arsenic, and mercury,

(ii)	at least eight macro mineral elements,

(iii)	at least sixty micro mineral elements,

(iv)	at least ten rare earth elements,

(v)	at least four percent by weight calcium,

(vi)	at least four percent by weight silica; and,

(b) processing said clay soil by

(i)	admixing said soil with water and at last one acid to produce a slurry,

(ii)	allowing particles to settle from said slurry to produce a liquid containing at least eight macro mineral elements and at least sixty micro mineral elements,

(iii)	concentrating said liquid to increase the concentration of mineral elements in said liquid to greater than 3% by weight.

An article of manufacture comprising a liquid or powder composition including

(c) at least eight macro mineral elements;

(d) at least sixty micro mineral elements; and,

(e) at least ten rare earth elements;

said article of manufacture having a pH of less than four.

LICENSED INGREDIENT PRICING SHEDULE

LICENSED INGREDIENTS	PRICE
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LICENSED INGREDIENT SPECIFICATIONS
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***	PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B

Royalty Rates

1) Royalty rate payable for Royalty-Bearing Licensed Products sold or distributed to a third party in the Field of Use:

Amount of Cumulative Net Revenue	Royalty Percentage
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2) Royalty rate payable for all other Royalty-Bearing Licensed Products sold or distributed to a third party outside Field of Use:

Amount of Cumulative Net Revenue	Royalty Percentage
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The applicable royalty percentage payable by Bare Escentuals shall be based on the annual aggregate, cumulative Net Revenue that has been earned by Bare Escenutal commencing on the Effective Date, as of the time that the applicable royalty is payable, taking into consideration the total Net Revenue resulting from the transaction for which the royalty is then being calculated.

***	PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION